Exhibit 22

The following subsidiaries of Expedia Group, Inc. (the “Parent”) are Subsidiary Guarantors with respect to our debt facility and instruments:

Guarantor	Jurisdiction of Formation
BedandBreakfast.com, Inc.	United States – CO
CarRentals.com, Inc.	United States – NV
Cruise, LLC	United States - WA
EAN.com, LP	United States - DE
Egencia LLC	United States - NV
Expedia Group Commerce, Inc.	United States – DE
Expedia, Inc.	United States - WA
Expedia LX Partner Business, Inc.	United States – DE
Higher Power Nutrition Common Holdings, LLC	United States - DE
HomeAway Software, Inc.	United States - DE
HomeAway.com, Inc.	United States - DE
Hotels.com GP, LLC	United States - TX
Hotels.com, L.P.	United States - TX
Hotwire, Inc.	United States - DE
HRN 99 Holdings, LLC	United States - NY
Interactive Affiliate Network, LLC	United States - DE
LEMS I LLC	United States - DE
LEXE Marginco, LLC	United States - DE
LEXEB, LLC	United States - DE
Liberty Protein, Inc.	United States - DE
Neat Group Corporation	United States – DE
O Holdings Inc.	United States – DE
Orbitz Financial Corp.	United States – DE
Orbitz for Business, Inc.	United States – DE
Orbitz, Inc.	United States - DE
Orbitz, LLC	United States - DE
Orbitz Travel Insurance Services, LLC	United States - DE
Orbitz Worldwide, Inc.	United States - DE
Orbitz Worldwide, LLC	United States - DE
OWW Fulfillment Services, Inc.	United States – TN
Travelscape, LLC	United States - NV
Trip Network, Inc.	United States - DE
VRBO Holdings, Inc.	United States - DE
WWTE, Inc.	United States – NV